Exhibit 10.15
OAKTREE CAPITAL GROUP, LLC
OAKTREE CAPITAL MANAGEMENT, L.P.

CONFIDENTIAL
February 25, 2020
Jay S. Wintrob
c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071

Re:     Third Amended and Restated Employment Agreement
Dear Mr. Wintrob:
On October 6, 2014, you entered into an agreement with Oaktree Capital Group, LLC, a Delaware limited liability company (“OCG”) and Oaktree Capital Management, L.P., a Delaware limited partnership (the “Company”) setting out the terms and conditions of your employment by the Company as the Chief Executive Officer of the Company and OCG (the “Original Employment Agreement”). The Original Employment Agreement was amended and restated February 24, 2015 (the “2015 A&R Employment Agreement”), and the 2015 A&R Employment Agreement was amended and restated April 26, 2017 (the “Second A&R Employment Agreement”), and OCG, the Company and you have agreed to further amend and restate the Second A&R Employment Agreement, as reflected herein (this “Agreement”). This Agreement is based on your providing, and continuing to provide, the services described below on a full-time basis.
1.Term. Your employment commenced on November 1, 2014 (the “Commencement Date”), and shall continue under this Agreement through March 31, 2022, unless terminated earlier pursuant to Section 5 of this Agreement (such period of employment hereunder, the “Term”). You are an “at will” employee of Oaktree (defined below), which means that your employment with Oaktree may be terminated at any time by you with or without “Good Reason” (as defined below) or by Oaktree with or without “Cause” (as defined below) and for any lawful reason or no reason; provided that if you intend to terminate your employment other than for Good Reason, you shall provide Oaktree with at least six (6) months prior written notice of the effective date of such termination in order to provide Oaktree with ample opportunity to arrange for the orderly transition of your duties and responsibilities. At any time after such notice, Oaktree may elect, in its sole discretion, (i) for you to remain employed with Oaktree in your capacity of Chief Executive Officer (and with full duties, responsibilities and authority consistent with such position) until such effective date of termination designated by you or (ii) to accept your resignation from employment effective as of a date designated by Oaktree prior to the end of said six (6) month period; provided that, if Oaktree elects to take the action described in clause (ii), such action shall not be regarded as a termination without Cause or constitute a basis for your termination for Good Reason, under this Agreement or for any purpose.
2.Employment.
(a)    Title; Reporting. During the Term, you will be employed by the Company and hold the title of Chief Executive Officer of OCG, the Company and Atlas OCM Holdings, LLC, the indirect parent of the Company (“Atlas OCM”), and, at the request of the Board of Directors of OCG (the “OCG Board”) or the Board of Directors of Atlas, (the “Atlas OCM Board”), of any other member of the Oaktree Group (as defined below) that is covered by the indemnification provided, and the directors’ and officers’ liability insurance maintained, by OCG and the Company. In your capacity as Chief Executive Officer of OCG, you shall report directly to the OCG Board, and in your capacity as Chief Executive Officer of Atlas OCM, you shall report directly to the Atlas OCM Board. During the Term, you shall be nominated to serve on the OCG Board and the Atlas OCM Board.
(b)    Duties. During the Term, you shall have such duties, responsibilities and authority as are commensurate with the title and position set forth in Section 2(a) hereof and such other duties, responsibilities and authority not inconsistent with your position, as may be assigned to you from time to time by the OCG Board or Atlas OCM Board. During the Term, you shall devote all of your business time and attention to Oaktree, the promotion of its interests and the performance of your duties and responsibilities hereunder and as a member of the OCG Board and Atlas OCM Board and use your best efforts to faithfully and diligently serve Oaktree.
Notwithstanding the foregoing, during the Term you shall be permitted to engage in outside activities, in your personal capacity, to the extent permitted by Oaktree’s Code of Ethics, Section 6 of this Agreement and other policies then in effect applicable to senior executives, subject to the foregoing not interfering with the performance of your duties hereunder other than in an immaterial respect.

3.Location. Your principal place of employment shall be at Oaktree’s offices in Los Angeles, California or at such other locations as are mutually agreed between you and Oaktree; provided that, for the avoidance of doubt, you shall travel as reasonably required in connection with the performance of your duties.
4.Compensation and Related Matters.
(a)    Profit Participation. During the Term, subject to Section 5 below, you shall be entitled to receive:
(i)    Incentive Payments. Certain payments (“Incentive Payments”) from Oaktree, including from the PoolCos (as defined below) in respect of the “Net Incentive Income” (as defined below) received by such entities from the investment funds and accounts managed by Oaktree (the “Funds”);
(ii)    Investment Payments. Certain payments from Oaktree, including from the PoolCos in respect of “Net Investment Income” (as defined below) earned by such entities in respect of a fiscal year by Oaktree (“Investment Payments”); and
(iii)    Profit Payments. Certain payments in respect of “Net Operating Profit” (as defined below) of the “Oaktree Operating Group” (as defined below) with respect to each fiscal year of Oaktree (“Profit Payments” and, collectively with the Incentive Payments and Investment Payments, the “Profit Sharing Payments”).

(iv)    Profit Sharing Payment Calculation Rules.
(A)    For fiscal year 2014, your Profit Sharing Payments shall equal 1.5% of the sum of the Net Incentive Income, Net Investment Income and Net Operating Profit (each, a “Profit Metric,” and the sum of the Profit Metrics, the “Aggregate Profit Metric”), and, for each of the fiscal years 2015 – 2021 and the first fiscal quarter of 2022, your Profit Sharing Payments shall equal (x) 1.5% in respect of the portion of the Aggregate Profit Metric that is less than or equal to the Aggregate Profit Metric in 2014 plus (y) 1.75% in respect of the portion, if any, of such fiscal year’s Aggregate Profit Metric that is greater than the Aggregate Profit Metric for 2014.
(B)    In calculating the Aggregate Profit Metric for any fiscal year, any negative amounts with respect to one or more of such Profit Metrics in a fiscal year shall be netted against positive amounts, if any, of such Profit Metrics in such fiscal year (but there shall be no carry forward to any future year of any net negative amount).
(C)    For 2014, your Profit Sharing Payment shall not be less than $833,333.
(D)    For each of fiscal years 2015 through 2021 and the first fiscal quarter of 2022, your aggregate Profit Sharing Payment shall not be less than $5 million per year, and, if your employment with Oaktree hereunder terminates in any such year, then your Profit Sharing Payment shall equal the product of the Profit Sharing Payments for such year and a fraction, the numerator of which is the number of days in the fiscal year during which you were employed hereunder, and the denominator of which is 365.
(v)    Definitions.
(A)     “Evergreen Fund” means a Fund treated by the Company as an evergreen fund. Such funds typically invest in marketable securities, private debt or equity on a long or short basis and with limited restrictions on investor withdrawal and redemption rights.
(B)    “Net Incentive Income” means with respect to a given fiscal year, (i) (A) with respect to any Fund other than a Pre-Employment Fund, all incentive income earned by Oaktree, including by the PoolCos, that is derived from such Fund and (B) with respect to any Fund that is a Pre-Employment Fund, (x) if the given fiscal year is any of 2017, 2018 or 2019, 75% of all incentive income earned by Oaktree, including by the PoolCos, that is derived from such Pre-Employment Fund, and (y) if the given fiscal year or quarter is 2020 or later, 50% of all incentive income earned by Oaktree, including by the PoolCos, that is derived from such Pre-Employment Fund, in the case of both clauses (A) and (B), determined in a manner consistent with the manner in which the incentive income component of adjusted net income was determined in OCG’s Form 10-K for the year-ended December 31, 2018 (the “OCG 2018 10-K”), net of (ii) all participation in such income granted to any party by Oaktree (other than participation through “Common Series Interests” in the PoolCos and the payments in respect of Net Incentive Income granted hereunder), including any such participation through “Points Series Interests” and “Net Carry Series Interests” in the PoolCos, and (iii) as adjusted to take into account payments in respect of Net Incentive Income granted hereunder and other participations in such incentive income as determined by Oaktree consistent with past practice. In respect of each fiscal year, the incentive income to be included in clause (i) shall include incentive income relating to such year received by the Oaktree Operating Group in the subsequent year from those Evergreen Funds that pay incentive income annually. The term “Net Incentive Income” shall not include any tax distributions from any Fund, provided, that the amounts that would have otherwise been paid to you as a share of such foregone tax distribution shall be paid to you at the time such Fund reaches the stage of its cash distribution waterfall where the respective PoolCo or Oaktree is receiving payments of incentive income from such Fund.
(C)    “Net Investment Income” means with respect to a given fiscal year, all income (net of any associated compensation expense other than compensation expense relating to individuals entitled to payments in respect of Net Operating Profit and Net Investment Income and excluding incentive income) earned by Oaktree, including by the PoolCos and the Oaktree Operating Group, from their respective direct and indirect investments in Funds (including through the general partner of any such Fund) and third-party managed funds and companies, as determined in a manner consistent with the manner in which the investment income component of adjusted net income was determined in the OCG 2018 10-K.
(D)    “Net Operating Profit” means with respect to a given fiscal year, the adjusted net income of any and all of the members of the Oaktree Operating Group, determined in a manner consistent with the manner in which adjusted net income was determined in the OCG 2018 10-K, as further adjusted by (i) subtracting compensation expense with respect to the vesting of units granted after May 25, 2007 but before the OCG Class A Units were listed on the New York Stock Exchange, (ii) subtracting Oaktree Operating Group income taxes, (iii) subtracting amounts attributable to cash distributions paid on OCG’s issued and outstanding preferred units listed on the New York Stock Exchange; (iv) adding back 50% of the compensation expense recognized with respect to the vesting of units granted after May 25, 2007 under OCG’s equity incentive plans, (v) adding back 50% of the compensation expense recognized with respect to the vesting of awards under the Oaktree Group’s long term incentive plans, (vi) excluding incentive income (net of incentive income compensation expense) and phantom equity expense, (vii) excluding Net Investment Income, and (viii) excluding compensation expense relating to individuals entitled to payments in respect of Net Operating Profit and Net Investment Income.
(E)    “Oaktree Operating Group” means, collectively, the entities that either (i) act as or control the general partners and investment advisers of Oaktree’s funds or (ii) hold interests in other entities or investments generating income for Oaktree.
(F)    “PoolCos” mean Oaktree Fund GP I, L.P., Oaktree Fund GP II, L.P., Oaktree Fund GP III, L.P and any other entity designated by Oaktree as a “PoolCo” from time to time hereafter.
(G)    “Pre-Employment Fund” means a fund that is set forth on Exhibit A to this Agreement.
Net Incentive Income, Net Investment Income, Net Operating Profits and the amount of any management fee offsets for any applicable Fund will be determined in accordance with the partnership agreement, separate account agreement, advisory agreement, side letter or other relevant document(s) governing or binding upon the applicable Fund, and the Profit Sharing Payments shall be determined in accordance with Oaktree’s general conventions consistently applied to other senior executives of Oaktree.
(vi)    Payment Dates. Except as provided in Section 5 of this Agreement, your Profit Sharing Payments in respect of each full fiscal year during the Term shall be paid to you in four (4) installments (each, a “Payment Installment” and each date of payment, a “Quarterly Profit Payment Date”) and (i) with respect to Profit Sharing Payments in respect of the 2015 and 2016 fiscal years, such Payment Installments shall be paid to you on the same payment dates consistent with past practice, subject to your continued employment on such Quarterly Profit Payment Date and (ii) with respect to Profit Sharing Payments in respect of each fiscal year beginning with the 2017 fiscal year, each Quarterly Profit Payment Date for cash payments shall be the date that is not later than (i) the forty-fifth (45th) day following the end of the first three quarters of each fiscal year and (ii) the sixtieth (60th) day following the end of the fourth quarter of each fiscal year. With respect to Profit Sharing Payments in respect of the 2015 and 2016 fiscal years, the amount of each Payment Installment due on each Quarterly Profit Payment Date shall be determined by Oaktree based on its periodic reasonable estimates of your expected Profit Sharing Payments. With respect to Profit Sharing Payments in respect of fiscal years beginning with the 2017 fiscal year, the amount of each Payment Installment due on each Quarterly Payment Date shall be based on actual calculations of Net Incentive Income, Net Investment Income and Net Operating Profit as required by this Agreement and using relevant measures from the consolidated Oaktree Operating Group quarterly report for the immediately preceding full fiscal quarter, or, in the case of the Quarterly Payment Date in respect of the fourth quarter of the fiscal year, using relevant measures from the consolidated audited Oaktree Operating Group annual report. Within thirty (30) days following delivery of such consolidated audited Oaktree Operating Group annual report in respect of a given fiscal year, a determination shall be made as to whether the aggregate Payment Installments paid to you in respect of such fiscal year were greater or less than the Profit Sharing Payments to which you are due applying the calculation required by this Agreement (“Earned Amount”). If your aggregate Payment Installments were less than the Earned Amount, you shall receive a true-up payment on such date to make up for any shortfall. In calculating your entitlement to Profit Sharing Payments hereunder, the excess of your aggregate Payment Installments over the Earned Amount shall be netted against future Payment Installments, if any. Amounts due hereunder shall be determined by Oaktree in good faith. Notwithstanding anything herein to the contrary, you agree to repay to Oaktree any amount paid to you in excess of what you should have received under the terms of this Section 4(a)(vii) for any reason within thirty (30) days following notice from Oaktree that there has been any excess payment, including, without limitation, by reason of (i) a mistake in calculation or (ii) other administrative error, which notice must explain the reason for the excess in reasonable detail; provided, that, except as may be required by law, the requirement to repay amounts in excess of the Earned Amount for any fiscal year shall cease to apply one hundred and twenty (120) days following the delivery of the consolidated audited Oaktree Operating Group annual report for such fiscal year. Except as otherwise required in Section 5 below, each installment of any Profit Sharing Payment will only be made if you are actively employed by or providing services to Oaktree at the time at which such payment is otherwise to be made, and your entitlement to Profit Sharing Payments shall cease immediately upon the termination of your employment with Oaktree, whether by voluntary resignation, involuntary termination (with or without Cause), death, Disability or otherwise for any reason; provided that, if your employment hereunder is not terminated prior to March 31, 2022, then you shall be entitled to Profit Sharing Payments in respect of the first quarter of 2022 (including any payments and grants of awards under the Atlas OCM Holdings LLC Long-Term Incentive Plan (the “LTIP” and such awards, the “LTIP Awards”) in settlement thereof that are made in the second quarter of 2022), even if your employment with Oaktree does not continue following March 31, 2022. Notwithstanding any provision of this Agreement to the contrary, to the extent that Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (collectively referred to herein as “Section 409A”) applies to a payment to be made hereunder, each Profit Sharing Payment shall be paid on the 15th day of the third month following the end of the taxable year in which your right to such Profit Sharing Payment is no longer subject to a substantial risk of forfeiture, if such payment is not otherwise made prior to such date.
(vii)    Form of Payment. The Profit Sharing Payment shall be satisfied in the form of cash and, if certain thresholds are met, a combination of cash and LTIP Awards, as follows: for each fiscal year, each Payment Installment, or portion thereof, shall be paid in cash until the aggregate amount paid in respect of all Payment Installments, or portions thereof, for such fiscal year is $3 million (the “Cash Threshold”). The Profit Sharing Payments relating to the first and third quarters shall be paid in cash, and, subject to such payments in any given fiscal year already reaching the Cash Threshold, the Profit Sharing Payments relating to the second and fourth quarters shall be paid in a combination of cash and LTIP Awards, as follows: You will be paid in the form of LTIP Awards such that 20% (or such higher percentage applicable to bonus payments to other most senior executive officers of Oaktree for such fiscal year) of your aggregate Profit Sharing Payments with respect to a given year is paid in the form of LTIP Awards. The LTIP Awards shall be granted on the same date as other LTIP Awards are generally made around such time. Such LTIP Awards will have the terms and conditions set forth below in this Section 4(a)(vii) and shall be subject to the other standard terms and conditions that apply to grants of LTIP Awards to other senior executive officers of Oaktree. The LTIP Awards delivered in settlement of any portion of any

Payment Installment herein shall vest in equal annual installments over the four (4) year period with the same annual vesting date as other LTIP Awards granted at the same time, subject to your continued employment on each such vesting date, and you shall be entitled to receive payments in respect of all such LTIP Awards, whether vested or unvested, on the same terms and conditions that apply to grants of LTIP Awards to other senior executive officers of Oaktree. You shall be responsible for satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations in connection with the vesting and settlement of the LTIP Awards.
(viii)    For the avoidance of doubt, neither the grant to you of the right to receive Profit Sharing Payments hereunder nor the delivery to you of any LTIP Awards, gives you any management, control or other rights with respect to any Funds. You and the interests granted hereunder shall be subject to the provisions of each PoolCo limited partnership agreement and any other document or arrangement which govern the terms of the PoolCos. Subject to the first sentence of Section 4(g) below, for U.S. federal income tax purposes, the parties intend that the right under this Section 4 to receive payments of Net Incentive Income related to Pre-Employment Funds and with respect to any PoolCo shall be treated as received by you as a deemed distribution of partnership interests in the relevant PoolCo made with respect to your EVUs (as defined below).
(b)    Equity Value Units. Effective as of December 2, 2014, you were granted 2,000,000 “EVUs”, representing special limited partnership units in Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH”), pursuant to the Oaktree Capital Group, LLC 2011 Equity Incentive Plan (the “EVU Award”). Oaktree shall use reasonable efforts to structure the EVU Award so as to qualify for long-term capital gain tax treatment, or short-term capital gain tax treatment as a second preferred treatment, but such reasonable efforts must be balanced against Oaktree’s need to preserve the economic equivalent of the deductibility of the EVU Award.

(c)    Oaktree has agreed to make certain replacement payments (“Replacement Payments”) to you to compensate you for certain reduced payment opportunities resulting from your departure from your prior employer and your commencing employment hereunder.
(d)    Benefits. You shall be entitled to all rights and benefits for which you are otherwise eligible under any health, life and disability insurance plans, vacation policies, sick leave policies and 401(k) elections that Oaktree generally provides to senior executive officers. You agree that Oaktree may deduct the premiums for your long-term disability insurance from the compensation otherwise payable to you.
(e)    Travel. When travelling via airplane for Oaktree business purposes, (i) you shall be entitled to fly by means of a private aircraft which will be provided by Oaktree by any reasonable commercial method and subject to reasonable limitations which may be imposed from time to time by the Atlas OCM Board and OCG Board and (ii) your spouse shall be permitted to accompany you on such aircraft, subject to your being solely responsible for all tax liabilities associated therewith. To the extent available, you shall also be entitled to fly by means of private aircraft for personal travel, subject to your payment for such use on the same terms applicable to the Chairman of Oaktree on the date of the Original Employment Agreement.
(f)    [RESERVED]
(g)    No Representation regarding Tax Treatment; Section 409A. Oaktree makes no representation as to the tax treatment of distributions or payments with respect to the amounts described in this Section 4 (including Section 4(b)) under applicable U.S. federal or state tax laws. Notwithstanding anything herein to the contrary, if as a result of your separation from service, you would receive any payment that, absent the application of this paragraph, would be subject to interest and additional tax imposed pursuant to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six (6) months after the date of your separation from service, (ii) your death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax. It is the intention of the parties that payments or benefits payable hereunder not be subject to the additional tax imposed pursuant to Section 409A, and this Agreement shall be interpreted accordingly. To the extent such potential payments or benefits could become subject to Section 409A, you and Oaktree shall cooperate to amend your compensation, with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed. If a termination of your employment does not result in a “separation from service” within the meaning of Section 409A, then, if and to the extent required under Section 409A, for purposes of determining the timing of any payment provided for by this Agreement, termination shall not be considered to occur until you have incurred such a separation from service. The preceding sentence shall not affect the determination of your entitlement to any payment or benefit, but only the timing thereof. For purposes of Section 409A, each of the payments that may be made hereunder are designated as separate payments. No amounts may be offset against non-qualified deferred compensation or any payment or compensation under any other agreement to the extent such offset would violate Section 409A and any provision providing for any such offset shall be of no force or effect.
5.Termination.
(a)    You may voluntarily terminate your employment hereunder and the Term at any time and for any reason as set forth in Section 1 of this Agreement. Any termination of employment by you shall be communicated to each of the Atlas OCM Board and OCG Board by written notice, which shall include your date of termination of employment, but the Atlas OCM Board and the OCG Board reserve the right to accelerate such termination date. The Company may, if approved by the Atlas OCM Board and OCG Board, terminate your employment hereunder and the Term at any time and for any reason. Your employment hereunder shall automatically terminate upon your death.
(i)    Upon the termination of your employment hereunder as a result of your death or “Disability” (as defined below), subject, in the case of your termination due to Disability, to your satisfaction of any “Release Condition” (as defined below), (A) all unvested LTIP Awards shall become fully vested, (B) you shall be entitled to the Profit Sharing Payments for the full fiscal year of termination, and (C) you shall remain entitled to the Replacement Payments.
(ii)    Upon the termination of your employment hereunder by the Atlas OCM Board and OCG Board without Cause or by you for Good Reason, subject to your satisfaction of any Release Condition, (A) all unvested LTIP Awards shall become fully vested, (B) you shall receive your Profit Sharing Payments in respect of the fiscal year in which your termination occurs, but only for the period ending at the end of the fiscal quarter in which your termination occurs (the “Termination Quarter”), (C) if such termination occurs prior to December 31, 2019, you shall receive a payment in cash at the end of each of the successive eight (8) fiscal quarters following the Termination Quarter, where the amount paid in each quarter is 25% of the aggregate Profit Sharing Payments earned in respect of the four (4) full fiscal quarters that preceded the Termination Quarter, (D) if such termination occurs after December 31, 2019, you shall receive a payment in cash at the end of each of the successive four (4) fiscal quarters following the Termination Quarter, where the amount paid in each quarter is 25% of the aggregate Profit Sharing Payments earned in respect of the four (4) full fiscal quarters that preceded the Termination Quarter and (D) you shall remain entitled to the Replacement Payments.
(iii)    Upon the termination of your employment for Cause, all unvested LTIP Awards shall be immediately forfeited for no consideration, and you shall not be entitled to any Profit Sharing Payment or any other payments or benefits in respect of any period occurring after your termination. Upon termination of your employment due to your resignation without Good Reason, all LTIP Awards shall be immediately forfeited for no consideration, and you shall be entitled to receive Profit Sharing Payments in respect of performance through your termination date.
(iv)    Upon the termination of your employment for any reason, you shall be entitled to receive from the Company (a) reimbursement of any business expenses incurred by you but unreimbursed on the date of termination; provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) days of termination and that such expenses are reimbursable under Oaktree’s policy, (b) all other vested and accrued payments or benefits to which you are entitled under, and paid or provided in accordance with, the terms of any applicable employee benefit plan, arrangement or program other than under any severance plan or program, and (c) continued coverage under any indemnification provided, and any directors’ and officers’ liability insurance maintained, by OCG and the Company, in each case in accordance with the terms thereof.
(b)    Definitions.
(i)    “Affiliate” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Person in question; provided, that no investment fund or account, and no portfolio company, of any member of the Oaktree Group or any member of the Brookfield Group shall be deemed to be an Affiliate of any member of the Oaktree Group.
(ii)    “Brookfield Group” means Brookfield Asset Management Inc., a corporation amalgamated under the laws of the Province of Ontario and its Affiliates (other than, for the avoidance of doubt, (i) OCGH and (ii) until the expiration of the “Initial Period” as defined in the Fifth Amended and Restated Operating Agreement of OCG, dated as of September 30, 2019, OCG, Atlas OCM or any of their respective subsidiaries, or any member of the Oaktree Operating Group).
(iii)    “Cause” means the occurrence of any of the following events during your provision of services to the Oaktree Group: (A) willful and continued failure to fulfill your responsibilities hereunder in accordance with the terms and provisions of this Agreement; (B) gross negligence or willful misconduct detrimental to any member of the Oaktree Group; (C) material breach by you of this Agreement or any other agreement between you and any member of the Oaktree Group; (D) material violation of any material applicable regulatory rule or regulation; (E) conviction of, or entry of a guilty plea or of no contest to, a felony (other than a motor-vehicle-related felony for which no custodial penalty is imposed); (F) entry of an order issued by any court or regulatory agency removing you as an officer (or equivalent person) of a member of the Oaktree Group or prohibiting you from participating in the conduct of the affairs of any member of the Oaktree Group; (G) fraud, theft, misappropriation or dishonesty by you relating to any member of the Oaktree Group, including any theft of funds or misappropriation of Confidential Information (defined below); or (H) material breach of any of the Oaktree Group’s written policies. Notwithstanding the foregoing, (i) termination by the Company for Cause for any prong of the preceding sentence other than clauses (D), (E), (F) or (G)  shall not be effective until and unless you have been given written notice of particular acts or circumstances which are the basis for the termination for Cause, you are thereafter given ten (10) days to cure the omission or conduct that is the basis of such claim, but in all circumstances only if such omission or conduct is reasonably capable of being cured and (ii) any action by you that is permitted by Section 6 of this Agreement shall not be deemed a breach of Oaktree’s Code of Ethics or grounds for Cause. If, within sixty (60) days after your termination from employment hereunder after a resignation by you without Good Reason, Oaktree discovers that any occurrence set forth in clause (A) through (H) above has occurred, such occurrence shall constitute “Cause” for all purposes of this Agreement, so long as Oaktree provides you with notice of such discovery no later than the last day of such sixty- (60-) day period, and, for any occurrence other than one set forth in clause (D), (E), (F) or (G), you will be given ten (10) days to cure the omission or conduct that is the basis of such claim, but in all circumstances only if such omission or conduct is reasonably capable of being cured.
(iv)    “Disability” means entitlement to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time and the failure to have performed your material duties and responsibilities due to physical or mental illness or incapacity that lasts for one-hundred and eighty (180) days in any three-hundred and sixty-five (365) day period.
(v)    “Good Reason” means without your prior written consent, one or more of the following events: (x) a material diminution or adverse change in you duties, authority, responsibilities, positions or reporting lines of authority hereunder; (y) the OCG Board’s or Atlas OCM Board’s requiring you to be based at a location in excess of thirty-five (35) miles from your principal job location or office specified in Section 3, except for required travel on Oaktree business to an extent substantially consistent with your position or (z) any material breach by the Company or OCG of this Agreement; provided, that prior to resigning for Good Reason, you shall give written notice to the OCG Board and Atlas OCM Board of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following your knowledge of such facts and circumstances, and the Company and OCG shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, you shall not be permitted to resign for Good Reason in respect thereof). Any termination of employment by you for Good Reason shall be communicated to the OCG Board and Atlas OCM Board by written notice, which shall include your date of termination of employment, which shall be within sixty (60) days after the end of the cure period, but each of the OCG Board and Atlas OCM Board reserves the right to accelerate such termination date.
(vi)    “Oaktree” or “Oaktree Group” means the Company, Atlas OCM, OCG and their respective Affiliates (other than, for the avoidance of doubt, the Brookfield Group) including each member of the Oaktree Operating Group and, for so long as they are an Affiliate of OCG, OCGH and the general partner of OCGH. If required by the context when used herein, the term “Oaktree” or the “Oaktree Group” shall be deemed to refer to the applicable member of the Oaktree Group required by such context.
(vii)     “Person” means, any individual, corporation, firm, partnership (general or limited), joint venture, limited liability company, association, business, estate, trust, business association, organization, unincorporated organization, any other entity or a government or any department, agency, authority, instrumentality or political subdivision thereof, or any other entity.
(viii)    “Release Condition” means you have executed and delivered to OCG and the Company, no later than twenty five (25) days after the applicable termination date, and have not sought to revoke (whether or not you have any right under applicable law to revoke), a release substantially in the form attached hereto as Exhibit B, fully and finally releasing the Oaktree Group and its related persons from all claims and liabilities whatsoever, subject to the exceptions in Exhibit B.
6.    Confidential Information; Covenants. You acknowledge and agree that your provision of services to any member of the Oaktree Group, including your employment by the Company and services to OCG,

creates a relationship of confidence and trust between you and the Oaktree Group with respect to “Confidential Information” and “Intellectual Property” (each as defined below) pertaining to the business of the Oaktree Group. Moreover, you recognize that such information (including information created, discovered or developed by, or made known to you from and after the date this Agreement is entered into) has commercial value in the business in which the Oaktree Group is engaged. Accordingly, you hereby covenant, agree and acknowledge as follows:
(a)    Confidential Information and Intellectual Property.
(i)    You shall not without the prior express written consent of the Chairman of Oaktree, or one of the Chairmen of Oaktree, if more than one Chairman exists (A) use for your benefit, use to the detriment of any member of the Oaktree Group, or disclose, at any time during your employment by any member of the Oaktree Group, or if you cease to be so employed, at any time thereafter (unless and to the extent you reasonably determine that such disclosure is required by law or otherwise appropriate in the course of the performance of your duties hereunder), any Confidential Information, or (B) take, remove or retain, upon your ceasing to be so employed for any reason, any document, paper, electronic file or other storage medium containing or relating to any Confidential Information, any Intellectual Property or any physical property of any member of the Oaktree Group, except that you may retain your address book/contact list to the extent it only contains contact information.
(ii)    You agree (A) to deliver to Oaktree on the date you cease to be an employee for any reason, or promptly at any other time that any member of the Oaktree Group may request, all memoranda, notes, plans, records, reports, computer files and tapes, printouts and software and other documents and data (and copies thereof) within your possession or control that contain any Confidential Information or any Intellectual Property, and (B) to the extent not yet publicly disclosed, to keep the terms of this Agreement confidential, except as otherwise required by applicable law and except that the terms hereof may be disclosed to your family members, attorneys, accountants or other professional advisers who agree to keep the terms of this Agreement confidential, to taxing and other governmental or regulatory authority and to disclose in compliance with legal process.
(iii)    You agree that any and all Intellectual Property is and shall be the exclusive property of the Oaktree Group for the Oaktree Group’s sole use. In addition, you acknowledge and agree that the investment performance of the funds and accounts managed by any member of the Oaktree Group is attributable to the efforts of the team of professionals of the Oaktree Group and not to the efforts of any single individual, and that, therefore, the performance records of the funds and accounts managed by any member of the Oaktree Group are and shall be the exclusive property of the Oaktree Group. You agree that you shall not use or disclose any Intellectual Property, including any of the performance records of the funds and accounts managed by any member of the Oaktree Group without the prior written consent of the Chairman of Oaktree, or one of the Chairmen of Oaktree if more than one Chairman exists, except in the ordinary course of your employment with Oaktree or as required by legal process or governmental or regulatory inquiry.
(iv)    In accordance with Section 2870 of the California Labor Code, your obligation to assign your right, title and interest throughout the world in and to all Intellectual Property does not apply to any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) that you developed entirely on your own time without using Oaktree’s equipment, supplies, facilities, or Confidential Information (and any such works shall not be deemed “Intellectual Property” hereunder) except for the Intellectual Property that relates to either (A) the business of Oaktree at the time of conception or reduction to practice of the Intellectual Property, or actual or demonstrably anticipated research or development of Oaktree or (B) results from any work performed by you for Oaktree.
(v)    Without limiting the generality of the foregoing, any trade secrets of the Oaktree Group will be entitled to all of the protections and benefits under applicable law. You acknowledge and agree that (A) you may have had, and may have in the future, access to information that constitutes trade secrets but that has not been, and will not be, marked to indicate its status as such and (B) the preparation of this letter constitutes reasonable efforts under the circumstances by the Oaktree Group to notify you of the existence of such trade secrets and to maintain the confidentiality of such trade secrets within the provisions of the Uniform Trade Secrets Act or other applicable law.
(vi)    Nothing in this Agreement or any other agreement between you and a member of the Oaktree Group shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Moreover, you can testify truthfully in response to a subpoena or other legal process regarding any matter concerning your relationship with any member of the Oaktree Group provided, that you notify the Company and OCG within a reasonable time after receiving such a subpoena or other legal process so that Oaktree may take appropriate steps to protect its interests. Additionally, you understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement requires you to obtain the prior authorization of (or to give notice to) the Oaktree Group regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Oaktree Group’s attorney-client privilege or attorney work product without prior written consent of the Oaktree Group’s General Counsel.

(b)    Interference. To the maximum extent permitted by applicable law, while you are providing services to any member of the Oaktree Group, and for two (2) years after you cease to provide services to any member of the Oaktree Group, you shall not directly or indirectly: (A) solicit any customer or client of any member of the Oaktree Group for a Competitive Business (defined below); provided, that this Section 6(b) shall not be deemed to prohibit you from participating in the normal marketing efforts of a Competitive Business so long as you avoid soliciting any client or customer that you know as a result of your employment by any member of the Oaktree Group to be a client or customer of any member of the Oaktree Group, other than clients or customers of the Oaktree Group that, as of the termination of your employment, are bona fide pre-existing clients or customers of the Competitive Business; provided, further that you shall not be prohibited from soliciting clients or customers of AIG Life and Retirement, as long as any such client or customer is not a sovereign wealth fund, a state pension fund or one of the largest 100 corporate pension plans, (B) induce or attempt to induce any employee of the Oaktree Group to leave the Oaktree Group or in any way interfere with the relationship between the Oaktree Group and any employee thereof, except in the good faith performance of your duties hereunder, or (C) hire, engage, employ, retain or otherwise enter into any business affiliation with any person who was an employee of the Oaktree Group at any time during the twelve-month period prior to the date you cease to provide services to any member of the Oaktree Group; provided that you shall not be prohibited from becoming employed by an organization that employs other or former employees of the Oaktree Group if you were not involved in the circumstances that led to such employees becoming employed by such organization.
(c)    Non-Disparagement. You hereby agree that, during the Term and for five (5) years following the termination of your employment from Oaktree, you shall not make any statements, encourage others to make statements or release information that disparages, discredits, or defames any member of the Oaktree Group or engage in any activity that would have the effect of disparaging, discrediting or defaming any member of the Oaktree Group. Notwithstanding the foregoing, nothing in this Agreement shall prohibit you from making truthful statements when required by law, as a response to any statement made about you in breach of this Section 6(c) or as otherwise provided in Section 6(a)(vi). OCG and the Company hereby agree to instruct their respective Chairmen, Vice Chairman, directors and executive officers not to, during the Term and for five (5) years following the termination of your employment from Oaktree, make any statements, encourage others to make statements or release information that disparages, discredits or defames you or engage in any activity that would have the effect of disparaging, discrediting or defaming you. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Oaktree from making truthful statements when required by law.
(d)    Enforcement. Because your services are unique and because you have access to Confidential Information and Intellectual Property, you agree that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, you agree that any member of the Oaktree Group shall be entitled to injunctive relief, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, that nothing contained herein shall be construed as prohibiting any member of the Oaktree Group from pursuing any other rights and remedies available for any such breach or threatened breach. If, at the time of enforcement of any of the paragraphs of this Section 6, a court or arbitrator shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area, and that the court or arbitrator, as the case may be, shall be allowed to construe or revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. You expressly acknowledge and agree that (i) you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Section 6; (ii) you are in full accord as to their necessity; (iii) the rights and remedies under this Section 6 shall be in addition to any other rights and remedies of any member of the Oaktree Group; and (iv) the provisions of this Section 6 are an essential inducement to Oaktree to enter into this Agreement. For the avoidance of doubt, your obligations under this Section 6 are in addition to, and do not qualify or relieve you of any obligation you may have under any other agreement you may have with any other member of the Oaktree Group.

(e)    Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below.
(i)    “Competitive Business” means any business which is competitive with the business of any member of the Oaktree Group (including raising, organizing, managing or advising any fund or separate account having an investment strategy in any way competitive with any of the funds or separate accounts managed by any member of the Oaktree Group).
(ii)    “Confidential Information” means any information concerning the employees, organization, business or finances of any member of the Oaktree Group or any third party (including any client, investor, partner, portfolio company, customer, vendor, or other person) with which a member of the Oaktree Group is engaged or conducts business, including business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), financial information, valuations, analyses, investment performance, market analysis, acquisition terms and conditions, personnel, compensation and ownership information, know-how, customer lists and relationships, the identity of any client, investor, partner, portfolio company, customer vendor or other third party, and supplier lists and relationships, as well as all other secret, confidential or proprietary information belonging to any member of the Oaktree Group; provided, that Confidential Information shall not include any information generally known to the public other than as a result of disclosure by you not permitted hereunder.
(iii)    “Intellectual Property” means (A) any and all investment or trading records, agreements or data; (B) any and all financial and other analytic models, records, data, methodologies or software; (C) any and all investment advisory contracts, fee schedules and investment performance data; (D) any and all investment agreements, limited partnership agreements, subscription agreements, private placement memorandums and other offering documents and materials; (E) any and all client, investor or vendor lists, records or contact data; (F) any and all other documents, records, materials, data, trade secrets and other incidents of any business carried on by any member of the Oaktree Group or learned, created, developed or carried on by any employee of any member of the Oaktree Group (in whatever form, including print, computer file, diskette or otherwise); and (G) all trade names, services marks and logos under which any member of the Oaktree Group does business, and any combinations or variations thereof and all related logos.
(f)    Conflict. In the event of any conflict between the provisions of this Section 6 and corresponding covenants in the OCGH Limited Partnership Agreement, Oaktree’s Code of Ethics, Oaktree’s equity incentive plans or agreements, equity grant agreements or any other agreements that you enter into with Oaktree relating to intellectual property rights, nondisclosure of confidential information, non-disparagement or non-solicitation (and corresponding enforcement, remedial and interpretive provisions), the provisions of this Section 6 shall control. You will be subject to all other provisions of the OCGH Limited Partnership Agreement, Code of Ethics, equity incentive plans and agreements; provided, that, for purposes of Section 10.4(b) of the OCGH Limited Partnership Agreement or any similar provision in any Oaktree equity incentive plan, agreement or policy or equity grant agreement, a “Competitive Business” shall not include any business enterprise that is primarily a commercial bank, an investment bank, an insurance company or a retail distribution business.
7.    Representations of Executive; Advice of Counsel.
(a)    You represent and warrant to Oaktree that (i) you are not, and since the date of commencement of your employment you have not been, an employee of any other person or entity, (ii) your employment with Oaktree or any member of the Oaktree Group, and your performance of services for Oaktree or any member of the Oaktree Group, will not conflict with or be constrained by (A) any prior employment, employment agreement, consulting agreement, undertaking or relationship or (B) any other contractual obligations, fiduciary or other duties, or legal restrictions applicable to you, (iii) you are not the subject of any orders, judgments or decrees of any court, regulatory agency or other governmental body limiting or otherwise affecting your professional activities or addressing any issue related to whether your professional conduct has been in compliance with applicable law or securities industry professional standards, (iv) to your knowledge, no claim, action or investigation involving any such matters is pending, or to your knowledge, threatened, and (v) you answered “NO” to each of the questions in the Advisory Affiliate Questionnaire submitted to Oaktree and such answers are and continue to be true and accurate. You hereby covenant that you shall immediately inform the Company and OCG if any of the foregoing representations is or becomes untrue or inaccurate and will update the Advisory Affiliate Questionnaire upon the request of Oaktree.
(b)    Prior to execution of this Agreement, you were advised by the Company of your right to seek independent advice from an attorney of your own selection regarding this Agreement. You acknowledge that you have entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after consulting with counsel. You further represent that in entering into this Agreement, you are not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that you are relying only upon your own judgment and any advice provided by your attorney.
8.    Compliance with Law. In connection with your conduct and activities on behalf of Oaktree, you shall not knowingly fail to comply with any applicable law, including any applicable U.S. state, U.S. federal or non-U.S. securities law.
9.    Miscellaneous
(a)    Entire Agreement. This Agreement constitutes the entire and final expression of the agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, including the Original Employment Agreement, the 2015 A&R Employment Agreement, the Second A&R Employment Agreement and any other employment agreement or term sheet, in final form or draft form, between you and any member of the Oaktree Group. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto that specifically references this Agreement.

(b)    Withholding. You hereby authorize Oaktree to deduct and withhold from any compensation or amounts otherwise payable to you any and all amounts required to be deducted or withheld under any applicable law or otherwise, including all taxes required to be withheld by applicable law or regulation.
(c)    Assignment; Designation of Beneficiaries. Except as set forth in this Section 9(c), the rights and benefits hereunder shall not be assignable or transferable, and any purported transfer, sale, assignment, pledge or other encumbrance or disposition or attachment of any payments or benefits hereunder other than by operation of law, shall not be permitted or recognized. The Company may assign this Agreement to its Affiliates; provided, that no such assignment shall affect in any way the benefits to you or Oaktree contemplated by this Agreement or release the Company from liability hereunder. You agree to take any such actions and to execute any such documents as the Company may reasonably request in order to further implement and evidence any such assignment. You may, with the consent of the Company, designate in writing, on forms prescribed by and filed with the Company, one or more beneficiaries to receive any payments payable after your death and may at any time amend or revoke any such designation; provided, that if you designate a person other than your spouse as a beneficiary, your spouse must sign a statement specifically approving such designation. Any payments to which you would be entitled by virtue of this Agreement while alive will be paid, following your death, to the designated beneficiary. If no beneficiary designation is in effect at the time of death, or in the absence of a spouse’s approval as herein above provided, payments to which you are entitled hereunder shall be made to your personal representative.
(d)    Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(e)    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person (including by a nationally recognized overnight courier service) or sent by first class certified or registered mail, postage prepaid, if to any member of the Oaktree Group, at the Company’s principal place of business, Attn: General Counsel, and if to you, at your home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.
(f)    Severability. You agree that in the event any arbitrator or court of competent jurisdiction shall finally hold that any provision of Section 6 above is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be enforced to such extent as such arbitrator or court, as the case may be, may determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 above is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question, and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.
(g)    Governing Law. This Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California; provided, that the enforceability of Section 9(h) below shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and not the laws of the State of California.
(h)    Arbitration. You and Oaktree acknowledge and agree that, to the extent permitted by law, any and all disputes, claims or controversies arising out of or relating to the hiring process, your employment relationship with any member of the Oaktree Group or the termination of that employment relationship (including any claims for harassment, retaliation, or discrimination pursuant to Title VII of the

Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or any similar provision of state or federal statutory or common law) shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The arbitration shall take place in Los Angeles, California, and shall be conducted in accordance with the provisions of JAMS Employment Arbitration Rules and Procedures, or any similar successor, in effect at the time of filing of the demand for arbitration. The arbitration shall be held before and decided by a single neutral arbitrator, experienced in employment matters. You and Oaktree agree to participate in the arbitration in good faith. The arbitrator shall have the power to award any appropriate remedy allowed by applicable law, but shall not have power to modify the provisions of this Section 9(h), to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in the State of California, and the jurisdiction of the arbitrator is limited accordingly. Unless otherwise determined by the arbitrator, the fees and costs of the arbitrator and the arbitration (but not the parties’ respective individual costs of conducting the arbitration) shall be borne equally by Oaktree and you; provided, that Oaktree shall pay a greater portion (including, if required, all) of the fees and costs of the arbitrator and the arbitration where required by applicable law. The arbitrator shall apply California substantive law, including any applicable statutes of limitation. Adequate discovery shall be permitted by the arbitrator consistent with applicable law and the objectives of arbitration. The award of the arbitrator, which shall be in writing summarizing the basis for the decision, shall be final and binding upon the parties (subject only to limited review as required by law) and may be entered as a judgment in any court having competent jurisdiction, and the parties hereby consent to the jurisdiction of the courts of the State of California. The details, existence and outcome of any such arbitration and any information obtained in connection with any such arbitration (including any discovery taken in connection with such arbitration) shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to, or witness in, the arbitration; provided, that a party may make such disclosures as are required by applicable law or legal process; provided, further that a party may make such disclosures to its attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 9(h) and who are obligated to keep such information confidential to the same extent as such party. If either you or Oaktree, as the case may be, receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the immediately preceding sentence, or otherwise believes that it may be required to disclose any such information, you or Oaktree, as the case may be, shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure or otherwise protect the confidentiality, of such information. To the extent necessary, disclosure of the EVU Award may be made in connection with enforcement of such award. For the avoidance of doubt, you and Oaktree agree and acknowledge that future agreements or contracts between you and Oaktree may include arbitration provisions governing disputes, claims or controversies that shall be separate and distinct from any arbitration pursuant to this Section 9(h).
(i)    Interpretation. All ambiguities shall be resolved without reference to which party may have drafted this Agreement. All section headings or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context clearly indicates otherwise: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) provisions apply to successive events and transactions; (iv) each definition herein includes the singular and the plural; (v) each reference herein to any gender includes the masculine, feminine, and neuter where appropriate; (vi) the word “including” when used herein means “including, but not limited to,” and the word “include” when used herein means “include, without limitation”; and (vii) references herein to specified section numbers refer to the specified section of this Agreement. The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “applicable law” and any other similar references to the law include all applicable statutes, laws (including common law), treaties, orders, rules, regulations, determinations, orders, judgments, and decrees of any governmental authority. The abbreviation “U.S.” refers to the United States of America. All monetary amounts expressed herein by the use of the words “U.S. dollar” or “U.S. dollars” or the symbol

“$” are expressed in the lawful currency of the United States of America. The words “foreign” and “domestic” shall be interpreted by reference to the United States of America.
(j)    Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.
(k)    Counterparts. This Agreement may be executed in any number of counterparts. Each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
If you agree to and accept the foregoing please so indicate by signing this Agreement in the space provided below and returning a signed copy to the undersigned. Upon acceptance by you, this Agreement will become our agreement as to the terms and conditions of your employment.

OAKTREE CAPITAL MANAGEMENT, L.P.

By: /s/ Howard S. Marks
Name: Howard S. Marks
Title: Co-Chairman
By: /s/ Bruce A. Karsh
Name: Bruce A. Karsh
Title: Co-Chairman and Chief Investment Officer
OAKTREE CAPITAL GROUP, LLC

By: /s/ Howard S. Marks
Name: Howard S. Marks
Title: Co-Chairman
By: /s/ Bruce A. Karsh
Name: Bruce A. Karsh
Title: Co-Chairman and Chief Investment Officer

I agree and accept the terms set out above as of the date of this Agreement.

/s/ Jay S. Wintrob
JAY S. WINTROB

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